Exhibit 99.CODEETH

Access Person Code of Conduct

Effective Date: 01 January 2024 | Contact: The Code of Ethical Conduct Team

Return to the Corporate Policies Page

Policy Coverage

This policy applies to all crew members and contingent workers globally who have been designated as an “Access Person” and, in certain instances, to their Household or Family Members. A “contingent worker” is any person other than a crew member who provides services to, or on behalf of, Vanguard through staffing firms, consulting firms, service providers, or as independent contractors.

Related Items

•         The Code of Ethical Conduct

•         How to Voice Concerns at Vanguard

•         My Compliance and Ethics Resource Center

•         Training Resources & Job Aids

•        Standards of Conduct Policy

•         Conflicts of Interest Policy

•         Insider Trading Policy

•         Outside Business Activity Policy

Access Persons – Please note that the specific trading restrictions and reporting requirements vary depending on your Access Person designation, meaning Advisor Access Person, Fund Access Person, or Investment Access Person. Regardless of your designation, the Compliance Department has the authority to apply to you, with appropriate notice, any of the trading restrictions within this policy.

Household or Family Members – Certain aspects of this policy apply to you and your Household or Family Members. This is required by law and regulation in many jurisdictions, and is consistent with industry best practices, to ensure effective monitoring and to protect against conflicts of interest or related issues. See the Defined Terms section for the definition of Household or Family Member in your region.

Note: If your Household or Family Member(s) also works at Vanguard, they are subject to the same personal trading rules that apply to you, even if they are not designated as an Access Person. If they are also an Access Person, each of you is subject to the most restrictive designation held by you or your Household or Family Member(s).

Your designation may change – your Access Person designation may change as a result of changes in your role or department, or if the Compliance Department determines that a change in designation is necessary.

Additional Requirements for Associated Persons:

U.S. crew members and contingent workers who are deemed to be Associated Persons under the FINRA Licensing Policy have certain obligations under this policy and have additional investment-related obligations under the FINRA Licensing Policy and the Securities Account Reporting Obligations for Associated Persons.

Policy Overview

Some crew members and contingent workers at Vanguard, by virtue of their role or department, are designated as an Access Person (i.e., an Advisor Access Person, Fund Access Person, or Investment Access Person) because they or their department are authorized to have knowledge of non-public information regarding the Vanguard Funds and/or sensitive market or client activity. As a result, Access Persons are subject to additional reporting requirements, stricter personal investment rules, and greater oversight. These standards and rules, as set forth in in this policy (the Access

Person Code of Conduct (APCC)1), have been adopted to ensure compliance with applicable laws and regulations and to avoid conflicts of interest or the appearance of conflicts of interest. In particular, this policy aims to prevent conflicts of interest that could arise between the securities trading that Vanguard conducts on behalf of the Vanguard Funds or its clients and the personal securities trading by crew, contingent workers, and their Household or Family Members. Be sure you are familiar with other Vanguard policies that govern ethical conduct and personal investment activities, including those listed at the top of this policy.

Policy Requirements

Vanguard recognizes the importance to crew and contingent workers of being able to manage and develop their own financial resources through long-term investments and strategies. With that in mind, the rules in this policy are intended to ensure that trading on behalf of Vanguard Funds and clients are given priority over trading in personal accounts, and that trades in personal accounts do not adversely affect trades for Vanguard’s funds or clients. Similarly, you must comply with applicable securities laws and must avoid taking personal advantage of your knowledge of securities activity in Vanguard Funds or client accounts.

This policy includes specific restrictions on personal investing but cannot anticipate every fact pattern or situation. You should adhere to the spirit, and not just the letter, of this policy.

To the extent possible, Compliance will treat all records related to trading in personal accounts as confidential. Information will be accessible within the Compliance Department and may be reported to senior management or HR. Records may also need to be made available to Internal Audit and/or any regulator. All non-U.S. crew members and contingent workers are required to sign a data consent/data privacy notice.

The Compliance Department reserves the right to monitor all investment or trading activity by you and your Household or Family Members based on any information or system to which it has access.

Note for Crew Members in China:

Because you may not have access to MCO, different systems and procedures are in place for you to disclose accounts and holdings. Please consult with your manager or the China Compliance Department to learn more.

Brokerage Firms You May Use

The terms in this section apply to all Access Persons.

The brokerage firms you may use to hold and transact Reportable Securities depend on whether you are a crew member or contingent worker, in addition to where you work. See the definition of Reportable Security in the Defined Terms section.

1 The APCC constitutes the code of ethics that the Vanguard funds have adopted in compliance with U.S. SEC Rules 17j-1 and 204A-1.The APCC is a policy that has been created and approved, and is governed, similar to other policies at Vanguard. As used herein, references to “this policy” mean the APCC.

All U.S. Crew and their Household or Family Members (see parts (a) and (b) of the definition in the defined terms section)

Must hold and trade all Reportable Securities in a Vanguard Brokerage Account (VBA), but may hold other investments at the firm(s) of their choice

Must initiate transfer of all Reportable Securities to a VBA within 60 days of hire

Exceptions: Employer-sponsored plans, Approved Managed Accounts, 529 college savings plans and ABLE plans may be held at other firms; However, if these, or any other accounts hold Vanguard Funds or Reportable Securities, they must be reported in the “Accounts” tab of MyComplianceOffice (MCO)

Non-U.S. Crew and their Household or Family Members	May hold and trade all Securities and investments at the firm(s) of their choice

Contingent Workers	May hold and trade all Securities and investments at the firm(s) of their choice

Disclosure Obligations

The terms in this section apply to all Access Persons.

Access Persons must disclose accounts and holdings information to the Compliance Department via an initial disclosure and periodic ongoing disclosures. All issued assignments must be completed even if you do not have any brokerage accounts or trade Reportable Securities.

(1)	Initial Disclosure of Accounts and Holdings

Within ten (10) calendar days of being designated an Access Person, all Access Persons must disclose the following to the Compliance Department via the New Access Persons Holdings Report assignment through MyComplianceOffice, or MCO:

o	All Covered Accounts and Reportable Securities held by you or a Household or Family Member;
o	All Covered Accounts in which you exercise Investment Discretion or over which you exercise control (e.g., agent authority (full or limited), trustee, power of attorney authority, etc.);
o	All accounts in which you have, or will acquire, Beneficial Ownership of Securities; and
o	All accounts held by you and any Household or Family Member in which there are college saving plan products, annuity products, or other investment or insurance products that, in turn, hold or invest in Vanguard Funds. These can include 529 plans, Achieving a Better Life Experience (ABLE) plans, employer sponsored retirement plans (e.g., 401(k) and 403(b) plans), and Health Savings Accounts invested in Vanguard Funds or products.

This includes accounts held at Vanguard and other financial institutions. You do not need to disclose an account or submit transaction confirmations or statements if the account does not have the ability to hold Securities (e.g., a traditional checking, savings, or deposit account with a bank, credit union, or building society for holding cash).

This information must be current as of no more than 45 calendar days before joining Vanguard or being designated as an Access Person. Failure to complete and submit the New Access Persons Holdings Report within ten (10) calendar days of receiving it may be considered a violation of this policy.

Quick Tip: For a summary of the disclosure and transfer requirements, please review the FAQs prepared by the Compliance Department. The MCO Overview provides information on how to access and use MCO.

(2)	Ongoing Disclosure of Accounts, Transactions, and Duplicate Statements

After the Initial Disclosure, Access Persons may need to periodically disclose account and transaction information for themselves and their Household or Family Members to the Compliance Department.

Required Ongoing Disclosures
If at any time, an Access Person, or their Household or Family Member:
Opens, or intends to open, a Covered Account with any financial institution, including Vanguard	The Covered Accounts and Reportable Securities must be disclosed on the “Accounts” tab in MCO within ten (10) calendar days. You must also upload an account statement to the “Trading Documents” tab in MCO.
Acquires holdings in Reportable Securities or Beneficial Ownership of Securities
Becomes associated with a Covered Account (including a VBA) via marriage, inheritance, or other life events

Account Monitoring

Vanguard Brokerage Accounts (VBAs)

Compliance will receive transaction confirmations automatically for VBAs associated with U.S. crew members and contingent workers, and their Household or Family Members, but only after the VBAs are properly disclosed in MCO. No additional action is needed.

External Covered Accounts
Many brokerage firms have data feeds available that allow Compliance to receive transaction confirmations electronically and automatically. If a data feed is available, no additional action is needed. If a data feed is not available, statements or transaction confirmations must be provided to Compliance through a quarterly assignment in MCO, or Compliance must be added as an interested party on the account to receive duplicate statements. For details on these processes, see Appendix B.

Note for Crew Members and Contingent Workers in Australia: You are required to disclose all transactions in VIA funds in MCO in the same manner as is required for Reportable Securities.

Investment and Trading Requirements

The terms in this section apply to all Access Persons.

General Obligations

•	Comply with the law:

o	You must comply with all applicable securities-related rules and laws.
o	You may not engage in conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of a Security by a Vanguard Fund or Vanguard Client account, or otherwise.
o	You may not intentionally, recklessly, or negligently circulate false information or rumors that may affect the securities markets or may be perceived as market manipulation.

•	Use of Information:

o	You may not take personal advantage of knowledge of recent, impending, or planned Securities activities of the Vanguard Funds or their investment advisors or any Vanguard Client. You are prohibited from purchasing or selling - directly or indirectly - any Security or Related Security when you know that the Security is being purchased or sold, or considered for purchase or sale, by a Vanguard Fund (with the exception of an index fund) or by a Vanguard Client.
o	You are subject to and must comply with the Insider Trading Policy and/or any similar policy of the Vanguard affiliate or region for which you work. Each of these policies is considered an integral part of your obligations under this policy. Each policy prohibits you from buying or selling any Security while in possession of Material, Nonpublic Information about the issuer of the Security. The policies also prohibit you from communicating any nonpublic information about any Security or issuer of Securities to third parties.
o	You must comply with the Confidential Information Policy, including that you may not share information with any third party about any planned, upcoming, or recently executed trading activity by any Vanguard Fund or Vanguard Client unless such information is publicly available through no action by you.

•	Fund policies and excessive trading:

o	When purchasing, exchanging, or redeeming shares of a Vanguard Fund, you must adhere to the policies and standards set forth in the fund’s prospectus, or offering document, including policies on market-timing and frequent trading.
o	Excessive trading in Covered Accounts is strongly discouraged. The Compliance Department reserves the right to monitor trading across all of your Covered Accounts, and may conduct scrutiny of any trades in your Covered Accounts where such trading may appear excessive in nature (including, but not limited to, if the number of trades is so frequent as to potentially impact your ability to carry out your assigned responsibilities or the trades involve positions that are disproportionate to your net assets). If Compliance in its sole discretion determines you have engaged in excessive trading, then Compliance may limit the number of trades allowed in your Covered Accounts during a given period. This section does not apply to transactions in an Approved Managed Account.

•	Beneficial ownership and discretion:

o	The terms and restrictions of this policy apply to all Securities in which you have acquired or will acquire Beneficial Ownership.
o	You must comply with these investment and trading restrictions with respect to any account you own as well as any account over which you exercise Investment Discretion or exercise control.

•	No circumvention:

o	You are not permitted to assist, aid, or enable any other person in doing anything that you are prohibited from doing under this policy.

•	Exceptions and waivers:

o	In rare cases, the Chief Compliance Officer may grant exceptions to this policy, including pre-clearance, other trading restrictions, and certain reporting requirements on a case-by-case basis if it is determined that (1) the proposed conduct involves no opportunity for abuse, (2) the proposed conduct does not conflict with Vanguard’s interests, and (3) not granting an exception would result in an unfair or unjust outcome. See below for more details on exceptions.
o	The Chief Compliance Officer may waive the applicability of this policy for a contingent worker if the policy’s requirements are covered through the applicable service provider’s contract with Vanguard.

Rules regarding specific investments or investment types:

•	Use of derivatives:

o	You and your Household or Family Members may not use a derivative to avoid or circumvent a rule or requirement set forth in this policy. If something is prohibited by these rules, then it is also against these rules to effectively accomplish the same thing by using a derivative. This includes futures, options, and other types of derivatives.
o	You and your Household or Family Members are permitted to trade futures or options on commodities.

•	IPOs and ICOs:

o	You and your Household or Family Members are prohibited from acquiring Securities in an Initial Public Offering (IPO) or Secondary Offering.
o	You and your Household or Family Members are prohibited from participating in an Initial Coin Offering (ICO).

•	Private Placements – You and your Household or Family Members are not permitted to invest in securities offered to potential investors in a Private Placement or other limited investment offering without first obtaining pre-clearance from Compliance via the Outside Business Activity request form (the form for U.S. crew is in LARS, and for ex-U.S. crew is in MCO). If you or your Household or Family Members receive approval to purchase Securities in a Private Placement, you must immediately inform Compliance if that Security goes to public offer or is pending listing on an exchange.

•	SPACs – You and your Household or Family Members are prohibited from acquiring a SPAC at any stage of its lifecycle (i.e., pre-IPO, IPO, pre-merger, post-merger).

•	Short-Selling – You are prohibited from selling short any Security that you do not own or from otherwise engaging in short-selling activities.

•	Digital Currencies and Related Investments – Refer to the Trading and Reporting Requirements for Digital Currency Investments and Activities for details on which digital currency account and product types are permitted, and what must be disclosed, under this policy.

Trade Pre-clearance

Fund Access Persons and Investment Access Persons must pre-clear all Covered Securities transactions made by themselves and their Household or Family Members. Investment Access Persons must also obtain pre-clearance for purchases in excess of, and sales in excess of, US$50,000 in an individual Vanguard ETF over a rolling 30-day period, including those made by their Household or Family Members. Failure to obtain pre-clearance for a single transaction or a series of transactions that exceed US$50,000 over a rolling 30-day period in an individual Vanguard ETF is a violation of this policy.

Note: In some instances, you must pre-clear trades in accounts managed by Vanguard. See the pre-clearance exceptions below for more details.

Obtaining Pre-clearance

Pre-clearance approval must be obtained via the “Personal Trade Pre-Clearance” path in MCO, and requests are typically approved or denied immediately. For those Access Persons in the U.S., the pre-clearance system is available between 8:00 AM and 4:00 PM (ET) Monday through Friday. However, requests should be submitted by 3:30 PM (ET) to ensure same day approval. Completing a trade before receiving approval or after the approval window expires is a violation of this policy. Attempting to obtain approval after the transaction has occurred is not permitted.

Pre-clearance Expiration

In the U.S.: Pre-clearance approval will expire at the end of the trading day on which it is issued. If you wish to trade after the approval window closes, you must obtain a new approval on the day you wish to trade. Pre-clearance for same-day limit orders is permitted. Good-til-cancelled (GTC) limit orders are prohibited.

Outside the U.S.: Pre-clearance approval will expire at the end of the trading day on the next business day after the approval is received. If you wish to trade after the approval window closes, you must obtain a new approval. Pre-clearance for limit orders is permitted, but the order must be executed, or expire, by the end of the trading day on the next business day.

Pre-clearance Exceptions

•	Purchases or sales of Vanguard Funds
o	Note: Investment Access Persons must pre-clear Vanguard ETF trades as described above.
•	Purchases or sales where the person requesting pre-clearance has no direct or indirect influence or control over the account in which the trades will be made (e.g., you have a trust in your name but you are not the trustee who places the transaction, provided you have granted Investment Discretion to the trustee and there has been no prior communication between you and the trustee regarding the transaction)
•	Corporate actions in Covered Securities such as stock dividends, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions
•	Purchases or sales made as a part of an Automatic Investment Program or Dividend Reinvestment Program
•	Purchases effected upon the exercise of Rights which were issued pro rata to all holders of a class of its Securities, to the extent such Rights were acquired from such issuer
•	Acquisitions of Covered Securities through gifts or bequests
•	Purchases or sales in an Approved Managed Account, provided there is no prior communication with the account’s portfolio manager regarding the transactions

Vanguard Digital Advisor and Personal Advisor accounts: These accounts qualify as Approved Managed Accounts once enrolled in these programs. Trades of Covered Securities (and for Investment Access Persons, Vanguard ETFs as described in the Trade Pre-Clearance section) required to be made prior to enrollment, via the self-directed trade path, are subject to pre-clearance and short-term trading restrictions. In these instances, you (and not a Vanguard Advisor) are responsible for obtaining the pre-clearance. To clarify, if a Vanguard Advisor informs you that you need to trade a Covered Security (or directs you to trade a Covered Security) in these accounts in order to enroll, you are still required to obtain pre-clearance.

However, pre-clearance is not required for trades executed by Digital Advisor or Personal Advisor as the result of enrolling in either program, nor is it required for trades executed by these programs after enrollment is complete.

Vanguard Personal Advisor Select and Vanguard Wealth Management accounts: Accounts enrolled in these programs are not considered Approved Managed Accounts. Trades of Covered Securities (and for Investment Access Persons, Vanguard ETFs as described in the Trade Pre-Clearance section) in these accounts are always subject to pre-clearance and all other trading rules that apply to you. In these accounts, you (and not a Vanguard Advisor) are responsible for obtaining all necessary pre-clearances. Investment Access Persons must opt out of the automatic rebalancing feature offered by these programs.

Trading violations made in any account managed through these programs (Digital Advisor, Personal Advisor, Personal Advisor Select, or Vanguard Wealth Management) will be investigated by the Compliance Department on a case-by-case basis. The findings of such an investigation will determine whether the Access Person or the Advisor will receive the violation.

Blackout Periods

Fund Access Persons and Investment Access Persons generally will not receive pre-clearance approval to trade a Covered Security if the same, or a Related Security, was traded in a Vanguard Fund in the prior seven calendar days.

If you purchase a Covered Security without pre-clearance, you will have violated this policy and may be required to immediately sell the Covered Security and relinquish all profits received from the sale to Vanguard (exclusive of commissions). If you sell a Covered Security without pre-clearance, you will have violated this policy and must relinquish to Vanguard the difference (exclusive of commissions) between the sale price you received and the sale price received by the Vanguard Fund (if your sale price is higher), multiplied by the number of shares you sold.

If an Investment Access Person sells a Covered Security within seven days before a Vanguard Fund sells the same Covered Security, or a Related Security, they may be required to relinquish to Vanguard any profits earned from their sale of the Covered Security (exclusive of commissions), where profits are calculated based on the difference between the sale price they received and the sale price received by the Vanguard Fund (if their sale price is higher), multiplied by the number of shares they sold.

In addition to these restrictions, local law may dictate the extent to which any gains must be relinquished.

Compliance may exempt certain trades from these restrictions during blackout periods that coincide with trading by certain Vanguard Funds (e.g., index funds).

Exception to Blackout Periods

Notwithstanding the blackout period restrictions, Fund Access Persons may buy up to US$50,000 (or local currency equivalent), as well as sell up to US$50,000 worth of a Stock, in any rolling 30-day period, if the issuer has a market capitalization that exceeds US$5 billion. Pre-clearance is still required for all Covered Securities trades regardless of whether they meet this exception.

If a Fund Access Person’s purchases exceed the US$50,000 limit, they will have violated this policy and will be required to sell the amount by which they exceeded the limit, and relinquish all profits received from the sale to Vanguard (exclusive of commissions). If a Fund Access Person’s sales exceed the US$50,000 limit, they will have violated this policy must relinquish to Vanguard the difference (exclusive of commissions) between the sale price they received and the sale price received by the Vanguard Fund (if their sale price is higher), multiplied by the number of shares sold in excess of the limit.

Trades of Securities of issuers with market capitalizations below US$5 billion, or that exceed US$50,000 in any 30-day rolling period, will continue to be subject to the blackout periods unless the Compliance Department grants an exception.

Short-Term Trading

You are prohibited from purchasing and then selling a Covered Security at a profit, as well as selling and then repurchasing a Covered Security at a lower price, within 30 calendar days. This prohibition also applies to all Vanguard ETF trades made by Investment Access Persons. A last-in/first-out accounting methodology will be applied to a series of Security purchases, regardless of how you placed the trades or plan to report them for tax purposes. For example, if you purchased a security for $10, you may not sell the same security for more than $10 within 30 calendar days. Similarly, if you sold a security for $10, you may not repurchase the same security for below $10 within 30 calendar days. Profits on such trades must be relinquished to Vanguard (exclusive of commissions). In addition, the transaction will be considered a violation of this policy.

The rule applies across all accounts owned by you and your Household or Family Members. For example, if you purchase a stock in your account and the same stock is sold in an account beneficially owned by your spouse or domestic partner within 30 calendar days at a price higher than your purchase price, you will be in violation of this policy and must relinquish profits received from the sale to Vanguard (exclusive of commissions).

Options Trading (Advisor Access Persons Only)

You may hold options on a Covered Security until you exercise the options, or the options expire. However, you may not otherwise close any open options positions for a profit within 30 calendar days. Realizing profits on short-term trades of options will be considered violations of this policy, and you must relinquish such profits to Vanguard (exclusive of commissions). This includes short-term trades that are the result of options that are assigned or are exercised automatically, without any action on your part. For example:

•	If a call option is assigned within 30 calendar days of your purchase of the underlying Security itself, and the underlying Security is called away at price higher than you purchase price, the call assignment would be considered a violation of this policy. You will be required to relinquish profits from the assignment to Vanguard (exclusive of commissions). For example, if a Security is called away at $12 after you purchase the Security itself for $10 in the prior 30 calendar days, you will have violated this policy and will be required to relinquish profits.
•	If your position auto exercises upon expiration, and you earn a profit within 30 calendar days of opening the position, you will be in violation of this policy and will be required to relinquish profits from the exercise to Vanguard (exclusive of commissions).

Exceptions

The Chief Compliance Officer or their designee retains the discretion to interpret and grant exceptions to this policy and to decide how the rules apply to any given situation for the purposes of protecting the funds and being consistent with the general principles of this policy and the Code of Ethical Conduct.

Understandably, you may encounter personal situations in which you believe an exception to this policy is necessary. Exceptions may be warranted if:

•	You face a financial hardship that can be met by liquidating assets that are subject to this policy’s rule (e.g., medical expense, home purchase, life event, etc.).
•	You would like to liquidate company stock held in a former employer’s stock plan, or exercise options held in a former employer’s stock option plan.
•	Your Household or Family Member(s) would like to sell stock or exercise options in their current or former employer’s stock plan or stock option plan.
•	You, or your Household or Family Members, would like to liquidate Covered Securities received as part of a gift, bequest, or inheritance. These exceptions will be granted once for all Covered Securities received in a single gift, bequest, or inheritance.
•	You receive three pre-clearance denials for the same security within a rolling 60 calendar day period, provided that your second and third requests are submitted on or after the next available pre-clearance date specified by MCO.

If you believe you should be afforded an exception to this policy’s rules, you must obtain prior written approval by submitting a request through the Hardship Waiver Request Form. Compliance will consider your request and notify you of the outcome.

Policy Compliance

Questions regarding this policy may be submitted to the policy contact for your region.

Please be aware of and comply with any supplemental policies that may apply to your role, department, or geographic region. Check with your manager for more information.

If you believe you may have breached this policy, you should immediately report it to your manager, notify the policy contact for your region, and work with them to take corrective action. Alternatively, you may report concerns regarding this policy via the Anonymous Reporting channel that Vanguard has arranged for your region. You are expected to cooperate with any research or investigation into conduct regarding this policy.

The Compliance Department is the owner of this policy. Any violations or potential violations of this policy may be investigated by the Compliance Department, and if it is determined that there has been a violation, you may be subject to penalties and sanctions as described in the Disciplinary Action Policy and, for crew and contingent workers in Australia, the Managing Misconduct Policy. Any violation of this policy may result in disciplinary action up to and including termination of employment.

Refer to the Policy Disclaimer Statement for more information.

Defined Terms

The following definitions apply throughout this policy:

Access Person	Any person designated as an Investment Access Person, Fund Access Person, or Advisor Access Person.
Approved Managed Account	An investment account where (i) the account is owned by an investor and overseen by a hired professional money manager, (ii) the investor has no trading discretion on the account, and (iii) Compliance has approved it as an Approved Managed Account.
Associated Person	Any person who conducts securities business on behalf of Vanguard Marketing Corporation (VMC). This includes all FINRA-licensed contingent workers, as well as non-licensed contingent workers who perform certain operational and administrative functions for VMC.
Automatic Investment Program	A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) Investment accounts, according to a predetermined schedule and allocation. An Automatic Investment Program includes a dividend reinvestment plan.
Bankers’ Acceptance	A time draft drawn on a commercial bank by a borrower usually in connection with an international commercial transaction. Bankers’ Acceptances are usually guaranteed by the bank.
Beneficial Ownership

The opportunity to directly or indirectly—through any contract, arrangement, understanding, relationship, or otherwise—share at any time in any economic interest or profit derived from an ownership of or a transaction in a Security. For clarity, what you are deemed to have Beneficial Ownership of includes the following:

•         Any Security owned individually by you.

•         Any Security owned by a Household or Family Member.

•         Any Security owned in joint tenancy, as tenants in common, or in other joint ownership arrangements.

•         Any Security in which a Household or Family Member has Beneficial Ownership if the Security is held in a Covered Account over which you have decision making authority (for example, you act as a trustee, executor, or guardian or you provide Investment advice).

•         Your interest as a general partner or manager/member in Securities held by a general or limited partnership or limited liability company.

•         Your interest as a member of an Investment club or an organization that is formed for the purpose of investing in a pool of monies or Securities.

•         Your ownership of Securities as a trustee of a trust in which either you or a Household or Family Member has a vested interest in the principal or income of the trust or your ownership of a vested interest in a trust.

• Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.
Bond	A debt obligation issued by a corporation, government, or government agency that entails repayment of the principal amount of the obligation at a future date, usually with interest.
Certificate	In Germany, a right or obligation issued by a bank where the payout profile or benefit of ownership depends upon or is tied to the performance of an agreed-upon underlying asset or security.
Certificate of Deposit (CD)	An insured, interest-bearing deposit at a bank that requires the depositor to keep the money invested for a specified period.
Commercial Paper	A promissory note issued by a large company in need of short-term financing.
Covered Account	Any Vanguard Fund account, any brokerage account, and any other type of account that holds, or is capable of holding, Reportable Securities.
Covered Security

Any Security (including through an IPO), but not including any:

•         Direct Obligations of a Government;

•         Bankers' Acceptances, Certificates of Deposit (CD), Commercial Paper, and High-Quality Short-Term Debt Instruments, including Repurchase Agreements;

•         Shares issued by Open-End Funds (although for European subsidiaries, this is limited to UCITS schemes, a non-UCITS retail scheme, or another fund subject to supervision under the law of an European Economic Area (EEA) state which is an index fund or which requires an equivalent level of risk spreading in their assets);

•         Life policies;

•         ETFs;

•         ETNs; or

•         Digital Currencies.

Debenture	An unsecured debt obligation backed only by the general credit of the borrower.
Digital Currency	A digital asset that: (1) serves solely as a store of value, a medium of exchange, or a unit of account; (2) is not issued or guaranteed by any jurisdiction, central bank, or public authority; (3) relies on algorithmic techniques to regulate the generation of new units of the digital asset; and (4) has transactions involving the digital asset recorded on a decentralized network or distributed ledger (e.g., blockchain). Common examples of a Digital Currency are Bitcoin and Ether. A Digital Currency is distinguishable from a Digital Security Token or a Digital Utility Token.
Digital Security Token

Any digital asset that is not a Digital Currency or Digital Utility Token. In general, a Digital Security Token may: (1) derive its value primarily from, or represent an interest in, a separate asset or pool of assets; or (2) represent an interest in an enterprise or venture. A Digital Security Token may provide owners or holders with voting rights, rights to distributions, or other rights associated with ownership. Digital Security Tokens are generally held for speculative investment purposes and not to provide holders with access to a particular network, product, or service. Digital Security Tokens, like other investments, are generally not used as a medium of exchange.

Note, whether or not an asset is a Digital Security Token depends on specific facts and circumstances. Merely referring to an asset as a Digital

Currency or Digital Utility Token does not prevent the asset from being a Digital Security Token. Furthermore, an asset may be a Digital Security Token even if it has some purported utility. Please contact Compliance if you have any questions regarding whether an asset is a Digital Security Token.
Digital Utility Token	A digital asset that (1) provides access to a particular network, product, or service; (2) derives its value primarily from providing access to a particular network, product, or service; and (3) does not function as a Digital Currency or Digital Security Token.
Direct Obligation of a Government	A debt that is backed by the full taxing power of any government. These Securities are generally considered to be of the very highest quality.
ETF or Exchange-Traded Fund	An investment with characteristics of both mutual funds and individual stocks. Many ETFs track an index, a commodity, or a basket of assets. Unlike mutual funds, ETFs can be traded throughout the day. ETFs often have lower expense ratios but must be purchased and sold through a broker, which means you may incur commissions.
ETN or Exchange-Traded Note	A senior, unsecured, unsubordinated debt Security issued by a financial institution, whose returns are based on the performance of an underlying index and backed only by the credit of the issuer. ETNs have a maturity date, but typically pay no periodic coupon interest and offer no principal protection. At maturity an ETN investor receives a cash payment linked to the performance of the corresponding index, less fees.
Futures / Futures Contract	A contract to buy or sell specific amounts of a commodity or financial instrument (such as grain, a currency, including foreign currencies and Digital Currencies (e.g., Bitcoin), a Digital Security Token, or an index) for an agreed-upon price at a certain time in the future. Sometimes the arrangements in a contract prescribe that settlements are made through cash payments, rather than the delivery of physical goods or Securities; this is called Contract for Difference.
High-Quality Short-Term Debt Instrument	An instrument that has a maturity at issuance of less than 366 days and is rated in one of the two highest ratings categories by a nationally recognized statistical rating organization, or an instrument that is unrated but determined by Vanguard to be of comparable quality.
Household or Family Member (U.S., Australia, Canada, China, Hong Kong, and Mexico)

For the U.S., Australia, Canada, China, Hong Kong, and Mexico regions, the term “Household or Family Member” includes:

a)     Your spouse or domestic partner (an unrelated adult with whom you share your home and contribute to each other's support);

b)     Any child of yours or of your spouse or domestic partner, provided that the child resides in the same household as or is financially dependent upon you; or

c)      Any other individual over whose accounts you have control (e.g., agent authority (full or limited), trustee, power of attorney authority) and to whose financial support you materially contribute.

For purposes of parts (a) and (b) of this definition, those persons may not be deemed Household or Family Members under this policy if you demonstrate, to the satisfaction of the Compliance Department, that you derive no economic benefit from, and exercise no control over, that person’s accounts.

Household or Family Member (Europe)	For Europe crew members, the term “Household or Family Member” includes your spouse, domestic partner (an unrelated adult with whom you share your home and contribute to each other's support), and minor children, as well as relatives whether by blood, adoption, or marriage (e.g., children, grandchildren, siblings, parents, parents-in-law, stepchildren) residing in the same household for at least one year prior to the date of the personal transaction.
Initial Coin Offering (ICO)	An initial offer or sale of Digital Currencies or Digital Security Tokens. Note, whether or not an offering is an ICO depends on specific facts and circumstances. Please contact Compliance before participating in an initial offering of a Digital Currency, Digital Security Token, or Digital Utility Token
Initial Public Offering (IPO)	A corporation's first offering of common stock to the public.
Investment Contract	Any contract, transaction, or scheme whereby a person invests money in a common enterprise and is led to expect profits solely from the efforts of the promoter or third party.
Investment Discretion	The authority an individual may exercise, with respect to investment control or trading discretion, on another person's account (e.g., executor, trustee, power of attorney).
Material, Nonpublic Information	Information about an issuer, or the equity or debt securities of an issuer, should be considered "material" if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision, or disclosure of the information would be likely to cause a significant change in the price of the securities. Information is "nonpublic" if it is not generally available to investors. Information is clearly public if it appears in a press release, SEC or other public regulatory filing, or in a newspaper, magazine, wire report, newsletter, or other publication of general circulation (written or electronic).
Non-Access Person	Any person in a role that has not been designated as an Access Person role.
Note	A financial security that generally has a longer term than a bill, but a shorter term than a Bond. However, the duration of a note can vary significantly and may not always fall neatly into this categorization. Notes are similar to Bonds in that they are sold at, above, or below face (par) value; make regular interest payments; and have a specified term until maturity.
Open-End Fund	A mutual fund that has an unlimited number of shares available for purchase.
Option	The right, but not the obligation, to buy (for a call option) or sell (for a put option) a specific amount of a given stock, commodity, currency, including foreign currencies and Digital Currencies (e.g., Bitcoin), index, or debt, at a specified price (the strike price) during a specified period or on one particular date.
Private Placement	A Security that is not registered or required to be registered under applicable securities laws. Private Placements are generally sold to a relatively small number of select investors (as opposed to a public issue, in which Securities are made available for sale on the open market) in order to raise capital. Private Placements may include, among others, interests in hedge funds (including limited partnership interests) and shares of private companies. Investors in Private Placements are usually banks, mutual funds, insurance companies, pension funds, hedge funds, and high net worth individuals. Private Placements are typically held or maintained outside of Vanguard.

Related Security	Any Security or instrument that provides economic exposure to the same company or entity—provided, however, that equity instruments will generally not be considered related to fixed income instruments (other than convertible Bonds) and vice versa. For example, all of the following instruments would be related to the common Stock of Company X: Options, Futures, Rights, and Warrants on Company X common Stock; preferred Stock issued by Company X; and Bonds convertible into Company X common Stock. Similarly, different Bonds issued by Company X would be related to one another.
Reportable Security	Any Covered Security, ETF, ETN, or Digital Security Token.
Repurchase Agreement	An arrangement by which the seller of an asset agrees, at the time of the sale, to buy back the asset at a specific price and, typically, on a given date (normally the next day).
Right	A Security giving stockholders entitlement to purchase new shares issued by the corporation issuer at a predetermined price (normally at a discount to the current market price) in proportion to the number of shares already owned. Rights are issued only for a short period of time, after which they expire.
Secondary Offering	The sale of new or closely held shares by a company that has already made an Initial Public Offering.
Security	Any Stock, Bond, money market instrument, Note, evidence of indebtedness, Debenture, Warrant, Option, Right, Investment Contract, ETF, ETN, Digital Currency that has been deemed to be a security by the US Securities and Exchange Commission, Certificate, or any other investment or interest commonly known as a Security.
SPAC (Special Purpose Acquisition Company)	A shell company or company with no commercial operations that is formed strictly to raise capital through an Initial Public Offering (IPO) for the purpose of acquiring an existing company.
Spread Betting	A way of trading that enables you to profit from movements in a wide range of markets from Securities to currencies, including foreign currencies and Digital Currencies, Digital Security Tokens, commodities, and interest rates. Spread betting allows you to trade on whether the price quoted for these financial instruments will go up or down.
Stock	A Security that represents part ownership, or equity, in a corporation. Each share of stock is a proportional stake in the corporation's assets and profits, some of which could be paid out as dividends.
UCITS (Undertakings for the Collective Investment of Transferable Securities)	A regulatory framework of the European Commission that creates a harmonized regime throughout Europe for the management and sale of mutual funds. UCITS funds can be registered in Europe and sold to investors worldwide using unified regulatory and investor protection requirements.
Vanguard Client	The clients of VGI, or any of the International Subsidiaries, and investors in the Vanguard Funds, including the Vanguard Funds themselves.
Vanguard Fund	Vanguard mutual funds, Vanguard managed funds, Vanguard UCITS funds, Vanguard ETFs, and any other accounts sponsored or managed by Vanguard. This includes, but is not limited to, separately managed accounts and collective trusts.
Warrant	An entitlement to purchase a certain amount of common Stock at a set price (usually higher than the current price) during an extended period of time. Usually issued with a fixed-income security to enhance its marketability, a Warrant can be transferred, traded, or exercised by the holder.

Appendix A: Access Person Designations and Trading Rules

The terms and requirements in this appendix are in addition to the investment and trading restrictions applicable to all Access Persons, which are noted above. You must comply with the portions of this appendix that apply to your Access Person designation.

As a reminder, the designation(s) that applies to you is based on your cost center. Click HERE to determine whether you are an Access Person, and if so, which designation(s) applies.

Access Person Designation Hierarchy:

1.	Investment Access Person
2.	Fund Access Person
3.	Advisor Access Person

If you have multiple Access Person designations, you are subject to the trading rules of your highest-ranking designation. For example, if you are an Advisor Access Person and a Fund Access Person, you are subject to the trading rules for Fund Access Persons.

If both you and a Household or Family Member are designated as Access Persons, you must both follow the trading rules for the most restrictive designation held by either of you. For example, if you are a Fund Access Person, and your spouse or domestic partner is an Investment Access Person, both of you must abide by the Investment Access Person trading rules.

Trading Rule	Advisor Access Persons	Fund Access Persons	Investment Access Persons
Trade Pre-clearance Note: ALL Access Persons must pre-clear Private Placements, as described above	No	Yes, for self-directed trades of Covered Securities	Yes, for self-directed trades of Covered Securities of any amount and individual Vanguard ETF transactions in excess of US$50,000 over a rolling 30-day period
Blackout Period	No	Yes	Yes

Short-Term Trading (30-Day Hold)	Yes, for self-directed trades of Covered Securities (including Options trades exercised or assigned involuntarily)	Yes, for self-directed trades of Covered Securities	Yes, for self-directed trades of Covered Securities and Vanguard ETFs
Prohibited Securities	IPOs/ICOs Security Futures** Short Positions SPACs Leveraged/Inverse ETFs	All Options* IPOs/ICOs Security Futures** Short Positions SPACs Spread Bets*** Leveraged/Inverse ETFs	All Options* IPOs/ICOs Security Futures** Short Positions SPACs Spread Bets*** Leveraged/Inverse ETFs
Resource	Trading and Reporting Requirements for Advisor Access Persons	Trading and Reporting Requirements for Fund Access Persons	Trading and Reporting Requirements for Investment Access Persons

* Fund Access Persons and Investment Access Persons may not trade Options on any Security (including Options on ETFs, Digital Utility Tokens, Digital Security Tokens, and Digital Currencies). Options on commodities are permitted.

**All Access Persons are prohibited from entering into, acquiring, or selling any Futures contract (including single stock futures). Futures on commodities are permitted.

***Fund Access Persons and Investment Access Persons are prohibited from participating in Spread Betting on Securities, indexes, interest rates, currencies, or commodities.

Appendix B: External Account Monitoring

Vanguard has direct electronic feeds with several financial institutions that allow the Compliance Department to monitor trading activity and holdings in external accounts automatically. If you have a Covered Account at these institutions, the Compliance Department can monitor your trades and holdings automatically, with no action needed on your part. However, some firms may require you to provide your consent for Vanguard to monitor your account. If applicable, you will be contacted by the Compliance Department and provided further instructions.

Although other financial institutions and plan providers may offer Covered Accounts or Reportable Securities, some may not offer direct electronic feeds. These include:

•	Smaller brokerage firms or investment advisors
•	529 college savings plans or Achieving a Better Life Experience (ABLE) plans that offer Vanguard Funds.

•	Health Savings Accounts (HSAs) that offer Vanguard Funds, including the Health Equity HSA offered through Vanguard
•	Employer sponsored retirement plans or investment plans that offer Vanguard Funds or Reportable Securities (e.g., 401(k) and 403(b) plans, employer stock purchase plans, stock options plans, restricted stock plans, etc.)
•	Annuity plan providers that offer Vanguard Funds or products

To allow the Compliance Department to monitor such accounts and holdings, Access Persons have two options:

(1)	Contact the firm where your Covered Accounts or Reportable Securities are held and request that they send duplicate statements and confirmations to Vanguard. This is often accomplished by naming Vanguard as an interested party on your accounts and directing the firm to send duplicate statements and confirmations to “Xerox”, Vanguard’s third-party service provider, at this address:

F01012 – Vanguard C/O MyComplianceOffice

PO BOX 3048

Coppell, TX 75019-3048

(2)	If the firm cannot provide duplicate statements and confirmations to Vanguard, you will be responsible for uploading copies to the Trading Documents section of MCO immediately after you receive them, unless the Compliance Department provides you with an exception. The documents must clearly show the firm/institution's name, account number, account owner, account type, and transaction and/or holdings details.

Additionally, you will be required to complete a Quarterly Securities Transaction Report each calendar quarter via MCO. Failure to complete and submit the assignment within 30 calendar days of the end of the calendar quarter may be considered a violation of this policy.